TIMET ANNOUNCES MANAGEMENT PROMOTION

DALLAS, TEXAS . . . December 28, 2009 . . . Titanium Metals Corporation (“TIMET” or the “Company”) (NYSE: TIE) announced today that Bobby D. O’Brien has been named Chief Executive Officer, in addition to his current position as President.

Mr. O’Brien has served as President since 2007 and previously as Executive Vice President and Chief Financial Officer of TIMET.  He has held executive officer and financial positions with TIMET’s parent company, Contran Corporation, and related companies since 1988.  Steven L. Watson will continue to serve as Vice Chairman of the Board of Directors, and Harold C. Simmons will continue to serve as Chairman of the Board of Directors.

Steven L. Watson, Vice Chairman of the Board of Directors, said, “I am very pleased to announce the promotion of Bobby D. O’Brien to serve as Chief Executive Officer of TIMET, an office previously held by me.  Bob and I have previously worked very closely together, and we will continue to do so in the future.  Much of the credit for TIMET’s strong financial condition and excellent strategic position is due to Bob’s leadership and direction.  As we begin to see tangible signs of an economic recovery and the strengthening of the aerospace industry, the many key TIMET initiatives Bob has undertaken will significantly benefit our business.  We believe the long term industry outlook for titanium products is very favorable and that TIMET is well positioned to capture and benefit from both current and long term opportunities.”

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products.  Information on TIMET is available on its website at www.timet.com.

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